Exhibit 14

                          794      CODE OF ETHICS



A bank is judged by the collective and individual performance of its directors, officers, and employees. Thus, bankers traditionally have recognized that their first duty to the bank, its customers, and its shareholders is to act in all things in a manner that merits public trust and confidence.

Every bank has a code of conduct which is followed by bank members whether or not the code has been reduced to writing.

A bank's reputation for integrity is its most valuable asset and is determined by the conduct of its directors, officers, and other employees. Each must manage his/her personal and business affairs so as to avoid situations that might lead to a conflict or even suspicion of a conflict between self-interest and duty to the bank, its customers, and its shareholders. The bank position of a director, officer, or employee must never be used directly or indirectly for private gain, to advance personal interests, or to obtain special favors for himself/herself, a member of his/her family, or any other person.


The following paragraphs provide guidance for the exercise of personal judgment in the avoidance of conflicts of interest or the appearance of such conflicts. As used herein the term "bank members" includes directors, officers, employees, and members of their immediate families.

                            Confidential Information


No bank member of this bank shall, except so far as it is necessary in the course of his or her business, disclose to anyone within or without the bank, or use for his/her personal gain or benefit, any information obtained in the course of his or her work which is of a confidential nature of information directed to the strictly confidential nature of information concerning deposits, loans, credit information, trusts, or any other confidential information pertaining to business transactions between the bank and its customers. Any bank member guilty of a breach of rules relating to confidential information will be subject to appropriate disciplinary action, including immediate dismissal.



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Salaries and other personnel information are considered strictly confidential and should not be discussed with other employees.


                              Conflict of Interest



Confidential information about bank customers that reflects favorably or adversely upon the investment or value of any business enterprise is "insider" information. It should not be used for personal investment advantage or provided to others for their investment advantage.

Specifically, confidential information known by the commercial loan department should not be passed to the trust department to aid it in making investment decisions.

A bank member should not represent his/her bank in any transaction where he/she has any material connection or a significant financial interest. Examples of material connections would include relatives or close personal friends whether the transaction involves them as individuals or as principals in a firm doing business with the bank. Examples of a significant financial interest would include the member's involvement as a proprietor, partner, or joint venture in a firm doing business with the Bank. It would also include a situation where the bank member has a large enough investment in a corporation - especially a small corporation - to permit him to influence the corporation's policies and decisions.

The bank member should avoid transactions involving any of the above circumstances for otherwise a conflict of interest would exist. "Transactions" includes not only authorizing and making loans, but also such things as approval of overdrafts; authorizing or accepting checks on uncollected funds; waiving of late charges, overdraft charges, or other normal fees; and waiving of financial statements or collateral documents.




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A bank member should not accept a directorship of another corporation without approval of bank management. Charitable and non-profit organizations are normally exceptions to this general requirement.



                              Personal Investments



Bank members shall disclose to the President substantial ownership or beneficial interest in customers, suppliers, or competitors of the bank. If a conflict of interest with the bank exists, appropriate action shall be taken.

It is prudent to refrain from investing in a bank customer's business. Exceptions can be made when the relationship is not close, no confidential information is involved, and the purchase is through an organized exchange.

It is improper for a bank member to subscribe to new issues of stock in a bank customer's business.

Speculative investing such as margin buying, short accounts, puts, calls, or combinations is not prudent for bank members.



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                                Personal Finances



Because of our position of trust in the community, personal finances should be managed with prudence. Personal financial affairs should be conducted in such a manner as to be above regulatory or auditing criticisms or concerns. Officers should discuss any financial emergency with the CEO. Employees may discuss any financial emergency with the Human Resources Department.

All employees should assume the position of a regular customer when handling their personal bank business. All transactions should be handled in the normal over-the-counter procedure. No employees will be permitted to transact their own or a relative's bank business. Avoid direct or indirect financial interest with competitors, customers, and suppliers.



                                Business Conduct



In the conduct of the Bank's business, no bribe, kickback, or similar remuneration or consideration of any kind is to be given or offered to any individual or organization. The activities of the Bank must always be in full compliance with all applicable laws and regulations. The Bank expects its staff to comply fully with the letter, spirit, and intent of all laws and regulations.

It is the policy of the Bank to comply fully with the anti-bribery provisions. It is a criminal offense for any U.S. enterprise to offer a bribe to an official, political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to any person, regardless of whether that person is the one making the bribe. A bribe may take the form of an offer, payment, promise to pay, or authorization of the payment of any money or anything of value.



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                                 Gifts and Fees



A bank member should not accept a loan from a Bank customer or supplier. This prohibition does not apply to loans from banks or other financial institutions on customary terms to finance proper credit needs.

A bank member should not accept offers to buy a security on terms more favorable than those available to the general public.

A bank member should not receive anything of value for making a loan.

A bank member should not accept a fee for performing any act that the bank could have performed

It is improper for a bank member to accept a gift from a customer or from any other person seeking a relationship with the bank. This rule does not apply to:


         (a)      food or entertainment at luncheon or business meetings,

         (b)      advertising or promotional material of nominal value,

         (c)      awards by civic or charitable organizations, or

         (d) gifts of nominal value given on special occasions such as Christmas.

(Nominal value is a value that would be within the employee's ability to reciprocate on a personal basis.)


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A bank member should not sell anything to a customer at value in excess of its worth nor should the bank member purchase anything from a customer at a price below its worth.

A bank member should refuse any legacy or bequest. He/she should also refuse to serve personally as executor. trustee, or guardian of a bank customer's estate or trust unless the customer is a close relative or the President has given his permission.

A bank member should not indirectly perform any act that these rules prohibit him from performing directly. For example, it is just as wrong for the bank member to arrange to have a member of his family accept a gift from a customer as it would be if the bank -member accepted the gift himself.



                               Outside Activities


Bank members shall not be actively engaged in business or employment which interferes with their duties to the bank or its stockholders, divides their loyalty, or allows a possible conflict of interest.

Bank members may accept membership on the boards of directors of other corporations only with the prior approval of the President of the Bank or the Board of Directors.

Bank members are encouraged and urged to participate in civic organizations and political activities provided such participation does not unduly interfere with their duties or bring detriment to the bank.

Bank members, who consider becoming a candidate for any elective public office, engaging in outside employment with any governmental unit, or being appointed to any governmental unit, should inform the bank and obtain prior approval of the President or the Board of Directors.




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                     Record-Keeping, Accounting and Auditing

The Bank requires honest and accurate recording and reporting of information.

The Bank has established internal control standards and procedures to ensure that assets are protected and properly used and that financial records and reports are accurate and reliable. All team members and directors of the Bank share responsibility for maintaining and complying with required internal controls.

All financial reports, accounting records, auditing records, research reports, expense accounts, timesheets and other similar documents must accurately and clearly represent the relevant facts or the true nature of the transactions memorialized therein. Improper or fraudulent accounting, documentation or financial reporting is contrary to the Bank's policy and may be in violation of applicable laws.

Records should always be retained or destroyed according to the Bank's record retention policies. In accordance with these policies, in the event of litigation or governmental investigation, team members should consult the Bank's General Counsel's Office.


                   Reporting any Illegal or Unethical Behavior



Staff members are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior when in doubt about the best course of action in a particular situation. It is the policy of the Bank not to allow retaliation for reports of misconduct by others made in good faith by staff members. Staff members are expected to cooperate in internal investigations of misconduct.




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Anyone aware of a violation of this Code or any Bank policy or legal requirement must report that violation. In reporting violations, we encourage you to first contact your supervisor or discuss it with the Bank's Human Resource Department. If that is not appropriate, or if you wish to remain anonymous, you may report your concerns directly to the Chairman of the Bank's Audit Committee.



               Supplemental Code of Ethics for Executive Officers



The Board of Directors has established a supplemental Code of Ethics for Executive Officers. This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, and all Executive Officers of the Bank.

The Chief Executive Officer and all Executive Officers will:


         (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         (b) Avoid conflicts of interest and disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;


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         (c)      Take all reasonable measures to protect the confidentiality of
                  (d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that First National Bank files with, or submits to the Securities and Exchange Commission and in other public communications made by First National Bank;

         (e) Comply with applicable governmental laws, rules and regulations; and

         (f) Promptly report any violation of this Code of Ethics for Executive Officers to the Chairman of the Audit Committee or any of the parties listed in First National's Code of Ethics.


The Chief Executive Officer and all Executive Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead First National's independent public auditors for the purpose of rendering the financial statements of First National misleading.

The Chief Executive Officer and all Executive Officers will be held accountable for adherence to this Code of Ethics for Executive Officers. Failure to observe the terms of this Code of Ethics for Executive Officers may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics for Executive Officers may also constitute violations of law and may result in civil penalties for you, your supervisors and/or First National Bank.




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If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Chairman of the Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics for Executive Officers.



                                   Monitoring



The responsibility of monitoring compliance with the Code of Ethics will be that of the internal auditor and any findings will be reported to the Board of Directors.